QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Egalet Corporation:

        We consent to the use of our report dated March 24, 2015, with respect to the statements of assets acquired of SPRIX Nasal Spray (A Product Line of Luitpold Pharmaceuticals, Inc.), as of December 31, 2014 and March 31, 2014 and the related statements of net revenues and direct expenses for the periods then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Melville, NY
May 1, 2015

QuickLinks

  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm